UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2013

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Union Blvd., Suite 250 Lakewood, Colorado	80228
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 278-2460

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On April 18, 2013, Mark T. Brown resigned as a director of Rare Element Resources Ltd. (the “Company”), effective immediately, citing personal reasons.

On April 23, 2013, Paul H. Zink resigned as a director and chair of the Audit Committee of the Board of Directors (the “Board”) of the Company, effective immediately, due to other commitments.

(d)

The Board has appointed Mr. Lowell Shonk as a director and chairman of the Audit Committee, effective April 23, 2013, until the expiration of the current term at the 2013 Annual Meeting of Shareholders, at which he will stand for re-election, and until his successor is elected and qualified or until his earlier resignation or removal.  Mr. Shonk has been on the executive management team of Cupric Canyon Capital LP/LLC, a private equity company focused on investing in early-stage copper projects worldwide, since 2010.  Previously, he served as Vice President of Financial Operations and Analysis at Phelps Dodge and Freeport McMorRan from 1999 to 2009.  He is also the current chairman of the audit committee of the Society of Mining, Metallurgy and Exploration.  Mr. Shonk obtained his undergraduate degree in economics from Indiana University, a master’s degree in Mineral Economics from Colorado School of Mines and an MBA from the University of Colorado - Denver with an emphasis in Finance and Accounting.

To the Company’s knowledge, there is no arrangement or understanding between Mr. Shonk and any other person pursuant to which he was selected to serve as a director.   Additionally, there are no transactions involving the Company and Mr. Shonk that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Mr. Shonk will receive compensation in accordance with the Company’s standard compensation arrangements as described in its Proxy Statement, dated October 26, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 24, 2013

Rare Element Resources Ltd.

             /s/ David Suleski

By:

Name: David Suleski

Title:   Chief Financial Officer